EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors
First Community Bancorp:

We consent to incorporation by reference in the Registration Statement (No. 33-63379) on Form S-8 of Professional Bancorp, Inc. of our report dated June 16, 2004, relating to the statements of net assets available for Plan benefits of First Professional Bank 401(k) Savings Plan as of December 31, 2003 and 2002, and the related statement of changes in net assets available for Plan benefits for the years then ended and all related schedules, which report appears in the December 31, 2003 annual report on Form 11-K of First Community Bancorp.

/s/ MOSS ADAMS LLP

July 21, 2004
Los Angeles, California